HARBOR FLORIDA BANCSHARES, INC. ANNOUNCES DIVIDEND INCREASE AND
                             THIRD QUARTER EARNINGS


FOR IMMEDIATE RELEASE: JULY 9, 2003

(Fort Pierce, FL) Harbor Florida Bancshares, Inc. ("the Company") (NASDAQ-HARB), the holding company for Harbor Federal Savings Bank ("the Bank"), announced today that its Board of Directors declared a 11.5% increase in the quarterly dividend to 14.5 cents per share for the third quarter from 13 cents per share. The dividend is payable August 20, 2003 to stockholders of record as of July 18, 2003. The increased dividend is in response to recent changes in the tax law reducing the tax rate on dividends, as well as the Company's strong capital position and earnings growth.

The Company also announced today that diluted earnings per share for its third fiscal quarter ended June 30, 2003, increased 13.5% to 42 cents per share on net income of $9.6 million, compared to 37 cents per share on net income of $8.5 million for the same period last year. Diluted earnings per share for the nine months ended June 30, 2003, increased 23.2% to $1.22 per share on net income of $28.2 million, compared to 99 cents per share on net income of $23.0 million for the same period last year. The increases for both the three and nine month periods were due primarily to the increase in net interest income as a result of decreases in interest expense on deposits and growth in loans and investment securities. The decreases in interest expense on deposits were caused by a continuation of historically low interest rates, notwithstanding growth in total average deposits in both the three and nine month periods.

Total assets increased to $2.267 billion at June 30, 2003, from $2.091 billion at September 30, 2002. Total net loans increased to $1.571 billion at June 30, 2003, from $1.541 billion at September 30, 2002. Total deposits increased to $1.499 billion at June 30, 2003, from $1.372 billion at September 30, 2002.

Net interest income increased 10.8% to $21.7 million for the quarter ended June 30, 2003, from $19.6 million for the quarter ended June 30, 2002. This increase was due primarily to the decrease in interest expense on deposits (notwithstanding total average deposit growth of $162.5 million over prior year averages) and growth in loans and investment securities. The decreased interest expense, due substantially to lower costs of deposits, reflects a continuation of historically low interest rates. The provision for loan losses was $659,000 for the quarter ended June 30, 2003, compared to $403,000 for the quarter ended June 30, 2002. The provision for the quarter ended June 30, 2003 was due primarily to growth in the commercial real estate and commercial business loan portfolios. Other income increased to $5.8 million for the quarter ended June 30, 2003, from $4.3 million for the quarter ended June 30, 2002. The growth was due primarily to increases of $436,000 in fees and service charges, $785,000 in gain on sale of mortgage loans, principally residential fixed rate mortgage loans, and $346,000 in insurance commissions and fees. Other expenses increased to $11.0 million for the quarter ended June 30, 2003, from $9.5 million for the quarter ended June 30, 2002, due primarily to increases of $1,075,000 in compensation and benefits, $155,000 in occupancy expense and $137,000 in advertising and promotion. Income tax expense increased to $6.2 million for the quarter ended June 30, 2003, from $5.5 million for the quarter ended June 30, 2002. The effective tax rate for the quarter ended June 30, 2003 was 39.3%.

Harbor Florida Bancshares, Inc.'s Board of Directors has previously approved a stock repurchase program permitting the Company to acquire up to 1,200,000 shares of its common stock subject to market conditions. The Company has repurchased 352,688 shares under the current stock repurchase program. As of June 30, 2003, the Company has a total of 7,833,798 shares held as treasury stock.

Harbor Federal is located in Fort Pierce, Florida and has 33 offices located in a six-county area of East Central Florida. Harbor Florida Bancshares, Inc. common stock trades on the NASDAQ National Market under the symbol HARB.

Financial highlights for Harbor Florida Bancshares, Inc. are attached.



CONTACT: Michael J. Brown, Sr., President, (772) 460-7000;
Mike Callahan, CFO, (772) 460-7009; or Toni Santiuste, Investor Relations,
(772) 460-7002; http://www.harborfederal.com.